Exhibit 99

HESPERIA HOLDING, INC. ANNOUNCES PRODUCT EXPANSION

LAS VEGAS, NV – October 25, 2005 (PRNewswire – FirstCall) –– Hesperia Holding, Inc. (OTC Bulletin Board: HSPR - News), is pleased to announce it has reached an agreement with the OPEN JOIST 2000 division of Universal Forest Products, Inc. to become a non-exclusive distributor of OPEN JOIST 2000 floor trusses in the territory located west of the Mississippi River.

OPEN JOIST 2000 is a trimmable open-web floor joist that competes with well-known products such as I-Joists, plated floor trusses and dimension lumber for floor framing installations. Because OPEN JOIST 2000 can offer significant cost, strength and installation advantages over these competing products, Hesperia believes this arrangement will enable the company to grow market share and create opportunities in new markets.

Traditionally, Hesperia focused its business of truss manufacturing on custom home and commercial construction markets. Recently, the company has chosen to diversify its focus into additional sectors of the market, including national distribution channels, regional resale outlets, new product markets and large volume residential builders.

Although its second quarter earnings still reflect signs of recoupment from an unusually wet winter, Hesperia’s truss business is experiencing growth with additional Home Depot stores being added to its customer base through its current vendor agreement with that company. Hesperia is expanding its sales territory and adding new products to its sales line.

Hesperia will continue to aggressively market its building products to the multi-family residential market and to commercial markets through its relationship with selected Home Depot stores, commercial developers, engineering firms, contractors and framing companies. With plans to expand its market to the entire western half of the United States, Hesperia believes its OPEN JOIST 2000 distribution agreement will enable the company to become a leader in the sales of open-web floor framing components.

About Hesperia Holding, Inc.:

Hesperia Holding, Inc. is a holding company, operating through two wholly-owned subsidiaries; Hesperia Truss, Inc. and Pahrump Valley Truss, Inc. We currently service southern California and Southern Nevada. Our subsidiaries manufacture custom-built floor and roof trusses. Our operation is set up to design, manufacture and transport floor and roof trusses. Floor trusses are used for multi-story structures, and as such are used as substitutes for floor joints. We specialize in producing floor trusses for all size projects up to 30 feet long and 28 inches deep. While floor trusses are more cost-effective for most projects than other engineered joists, each truss is custom designed to fit the specification of each respective project. The floor trusses are open web, providing space for plumbing, electrical and ductwork. Roof trusses are used for both single-story and multi-story structures.

Forward Looking Statements:

This press release may contain statements that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “establish,” “project” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from Hesperia’s historical experience and its present expectations or projections. These risks include, but are not limited to; actual distribution under the Open Joist Contract; our continued relationship with Home Depot; ability to expand our sales throughout the Western United States; our ability to become an industry leader; changes in economic conditions; the competitive environment within the construction and truss industry, including actions of competitors and changes in the home and commercial construction business; our ability to capture market share; the effectiveness of our advertising and marketing programs; fluctuations in the cost and availability of raw materials or necessary services; our ability to avoid production output disruptions; our ability to achieve earnings goals; regulatory and legal changes; our ability to penetrate developing and emerging markets; litigation uncertainties; and other risks discussed in our filings with the SEC, including our Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB, and Current Reports on Form 8-K, which reports are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise any forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Hesperia Holding, Inc.

Bill Nalls 760-244-8787	Fred Smith 760-244-8787